Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of DP Cap Acquisition Corp I (the “Company”) on Amendment No. 1 to Form S-1 [No.333-260456] of our report dated June 4, 2021, except for the 3rd Paragraph of Note 5, as to which the date is October 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the financial statements of DP Cap Acquisition Corp I as of May 13, 2021 and for the period from April 8, 2021 (inception) through May 13, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Melville, NY
October 29, 2021